Filed Pursuant to Rule 433
Registration No. 333-253385
August 16, 2021
FREE WRITING PROSPECTUS
(To Prospectus dated February 23, 2021,
Prospectus Supplement dated February 23, 2021 and
Stock-Linked Underlying Supplement dated February 23, 2021)

Linked to the Least Performing of the Equity Securities of General Motors Company, NVIDIA Corporation, and General Electric Company

►	Digital Upside Return of 27.45% if the Reference Return of the Least Performing Underlying is greater than or equal to -35.00%

►	1.00x exposure to any negative return of the Least Performing Underlying if its Reference Return is less than -35.00% and in such a case, you will lose some or all of your principal amount

►	Approximate 18 Month maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Digital Dual Directional Barrier Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement, as applicable

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $890.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying structuring fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximate 18 Month maturity
Reference Asset	The common stock of General Motors Company (Ticker: GM), the common stock of NVIDIA Corporation (Ticker: NVDA), the common stock of General Electric Company (Ticker: GE) and the of (Ticker: ) (each an “Underlying” and together the “Underlyings”)
Digital Upside Return	27.45%
Barrier Percentage	-35.00%
Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Payment at Maturity per Note

■  If the Reference Return of the Least Performing Underlying is greater than or equal to the Barrier Percentage:

$1,000 + ($1,000 × Digital Upside Return).

■  If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

For example, if the Reference Return of the Least Performing Underlying is -60.00%, you will suffer a 60.00% loss and receive 40.00% of the Principal Amount, subject to the credit risk of HSBC USA Inc. Under these circumstances, you will lose some or all of your investment.

Initial Value	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Pricing Date	August 17, 2021
Trade Date	August 17, 2021
Original Issue Date	August 20, 2021
Final Valuation Date(2)	February 15, 2023
Maturity Date(2)	February 21, 2023
CUSIP/ISIN	40439JJR7/US40439JJR77

The Notes

These Digital Dual Directional Barrier Notes may be suitable for investors who believe that the Underlyings will increase or decrease moderately over the term of the Notes.

If the Reference Return of the Least Performing Underlying is greater than or equal to the Barrier Percentage, you will receive a positive return equal to the Digital Upside Return.

If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose 1% of your investment for every 1% decline in the Least Performing Underlying from its Initial Value, and you may lose up to 100% of your Principal Amount at maturity.

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes reflecting the Digital Upside Return of 27.45% and reflecting the Barrier Percentage of -35.00%.  The left hand column shows the Reference Return of the Least Performing Underlying.

Information about the Reference Asset

General Motors Company designs, builds, and sells cars, trucks, crossovers, and automobile parts. The company offers vehicle protection, parts, accessories, maintenance, satellite radio, and automotive financing services.

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market.

General Electric Company is a globally diversified technology and financial services company. The company's products and services include aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing and industrial products.

The graphs above illustrate the daily performance of each Underlying from August 12, 2011 through August 12, 2021. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-15 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Digital Dual Directional Barrier Notes

Linked to the Least Performing of the Equity Securities of General Motors Company, NVIDIA Corporation and General Electric Company

This document relates to a single offering of Digital Dual Directional Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of General Motors Company (Ticker: GM), the common stock of NVIDIA Corporation (Ticker: NVDA), the common stock of General Electric Company (Ticker: GE) and the of (Ticker: ) (each an “Underlying” and together the “Underlyings”)
Trade Date:	August 17, 2021
Pricing Date:	August 17, 2021
Original Issue Date:	August 20, 2021
Final Valuation Date:	February 15, 2023, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be February 21, 2023. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Digital Upside Return:	27.45%
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Final Settlement Value:

■       If the Reference Return of the Least Performing Underlying is greater than or equal to the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return).

■       If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying ).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is less than zero. For example, if the Reference Return of the Least Performing Underlying is -60.00%, you will suffer a 60.00% loss and receive 40.00% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose some or all of your investment.

Least Performing Underlying	The Underlying with the lowest Reference Return
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Barrier Percentage:	With respect to each Underlying, -35.00%
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.

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Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40439JJR7/US40439JJR77
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Stock-Linked Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026622/tm217170d1_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is greater than or equal to the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return).

If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below zero. For example, if the Reference Return of the Least Performing Underlying is -60.00%, you will suffer a 60.00% loss and receive 40.00% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose some or all of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with a return linked to the potential positive performance of the Least Performing Underlying and you believe the Reference Return of the Least Performing Underlying will not decline below the Barrier Percentage of -35.00%.

▶	You are willing to invest in the Notes based on the Digital Upside Return of 27.45%, which may limit your return at maturity.

▶	You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis from the Initial Value if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage of -35.00%.

▶	You understand and accept that your investment may not provide full return of principal.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of any Underlying.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe the Reference Return of the Least Performing Underlying will be less than the Barrier Percentage or that the Digital Upside Return will not be sufficiently positive to provide you with your desired return.

▶	You are willing to invest in the Notes based on the Digital Upside Return of 27.45%, which may limit your return at maturity.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis from the Initial Value if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage of -35.00%.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid to holders of any Underlying.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Indices” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Value from the Initial Value if the Reference Return of the Least Performing Underlying is beyond the Barrier Percentage of -35.00%. Accordingly, if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage of -35.00%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or all of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

The appreciation on the Notes is limited by the Digital Upside Return.

You will not participate in any appreciation in the level of the Least Performing Underlying beyond the Digital Upside Return of 27.45%. You will not receive a return on the Notes greater than the Digital Upside Return.

The amount payable on the Notes is not linked to the value of the Least Performing Underlying at any time other than on the Final Valuation Date.

The Final Value of the least Performing Underlying will be based on its Official Closing Price on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Least Performing Underlying appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that reflects a Reference Return that is less than the Barrier Percentage, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual value of the Least Performing Underlying on the Maturity Date or at other times during the term of the Notes may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Price of the Least Performing Underlying on the Final Valuation Date.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that the Reference Return

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of one of the Underlyings will be below the Barrier Percentage on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

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You will not have any ownership interest in any Underlying.

As a holder of the Notes, you will not have any ownership interest in any Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on any Underlying, the Notes may underperform a direct investment in the Underlyings.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Final Value of an Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of any Underlying. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value for each Underlying:	100.00
▶	Digital Upside Return:	27.45%
▶	Barrier Percentage:	-35.00%

The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date.

Hypothetical Final Value of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
$200.00	100.00%	$1,274.50	27.45%
$180.00	80.00%	$1,274.50	27.45%
$160.00	60.00%	$1,274.50	27.45%
$140.00	40.00%	$1,274.50	27.45%
$130.00	30.00%	$1,274.50	27.45%
$127.45	27.45%	$1,274.50	27.45%
$115.00	15.00%	$1,274.50	27.45%
$110.00	10.00%	$1,274.50	27.45%
$105.00	5.00%	$1,274.50	27.45%
$102.00	2.00%	$1,274.50	27.45%
$101.00	1.00%	$1,274.50	27.45%
$100.00	0.00%	$1,274.50	27.45%
$99.00	-1.00%	$1,274.50	27.45%
$98.00	-2.00%	$1,274.50	27.45%
$95.00	-5.00%	$1,274.50	27.45%
$80.00	-20.00%	$1,274.50	27.45%
$65.00	-35.00%	$1,274.50	27.45%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$5.00	-95.00%	$50.00	-95.00%
$0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The value of the Least Performing Underlying increases from the Initial Value of $100.00 to a Final Value of $160.00.

Underlying	Initial Value	Official Closing Price
GM	$100.00	$190.00 (190.00% of Initial Value)
NVDA	$100.00	$160.00 (180.00% of Initial Value)
GE	$100.00	$195.00 (196.00% of Initial Value)

NVDA is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	60.00%
Final Settlement Value:	$1,274.50

Because the Reference Return of the Least Performing Underlying is positive, and the Reference Return of the Least Performing Underlying is greater than Digital Upside Return, the Final Settlement Value would be $1,274.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return)

= $1,000 + ($1,000 × 27.45%)

= $1,274.50

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Digital Upside Return even when the Reference Return of the Least Performing Underlying exceeds the Digital Upside Return.

Example 2: The value of the Least Performing Underlying decreases from the Initial Value of $100.00 to a Final Value of $95.00.

Underlying	Initial Value	Final Value
GM	$100.00	$115.00 (115.00% of Initial Value)
NVDA	$100.00	$95.00 (95.00% of Initial Value)
GE	$100.00	$105.00 (105.00% of Initial Value)

NVDA is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-5.00%
Final Settlement Value:	$1,274.50

Because the Reference Return of the Least Performing Underlying is greater than the Barrier Percentage of -35.00%, the Final Settlement Value would be $1,274.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return)

= $1,000 + ($1,000 × 27.45%)

= $1,274.50

Example 2 shows that as long as the Reference Return of the Least Performing Underlying is greater than the Barrier Percentage, you will receive a positive return on your Notes.

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Example 3: The value of the Least Performing Underlying decreases from the Initial Value of $100.00 to a Final Value of $40.00.

Underlying	Initial Value	Final Value
GM	$100.00	$110.00 (110.00% of Initial Value)
NVDA	$100.00	$50.00 (50.00% of Initial Value)
GE	$100.00	$105.00 (105.00% of Initial Value)

NVDA is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-60.00%
Final Settlement Value:	$400.00

Because the Reference Return of the Least Performing Underlying is less than the Barrier Percentage of -35.00%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the value of the Least Performing Underlying if its Reference Return is beyond the Barrier Percentage of -35.00%. You may lose some or all of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

Description of GM

General Motors Company designs, builds, and sells cars, trucks, crossovers, and automobile parts. The company offers vehicle protection, parts, accessories, maintenance, satellite radio, and automotive financing services..

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: or its CIK Code: 0001467858. The common stock of the company trades on the New York Stock Exchange under the symbol 'GM'.

Historical Performance of GM

The following graph sets forth the historical performance of GM based on the daily historical closing values from August 12, 2011 through August 12, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of GM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of GM on the Final Valuation Date.

Description of NVDA

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23985 or its CIK Code: 0001045810. The common stock of the company trades on the Nasdaq Global Select Market under the symbol 'NVDA'.

Historical Performance of NVDA

The following graph sets forth the historical performance of NVDA based on the daily historical closing values from August 12, 2011 through August 12, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of NVDA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of NVDA on the Final Valuation Date.

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Description of GE

General Electric Company is a globally diversified technology and financial services company. The company's products and services include aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing and industrial products.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035 or its CIK Code: 0000040545. The common stock of the company trades on the New York Stock Exchange under the symbol 'GE'.

Historical Performance of GE

The following graph sets forth the historical performance of the GE based on the daily historical closing values from August 12, 2011 through August 12, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of GE should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of NDX on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying structuring fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other

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authorities by the Underlyings and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Digital Dual Directional Barrier Notes Linked to the Least Performing of the Equity Securities of General Motors Company, NVIDIA Corporation, and General Electric Company

August 16, 2021

Free Writing Prospectus

Free Writing Prospectus
General	PS-6
Payment on the Notes	PS-7
Investor Suitability	PS-8
Risk Factors	PS-9
Illustrative Examples	PS-12
Description of the Reference Asset	PS-15
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
U.S. Federal Income Tax Considerations	PS-17
Stock-Linked Underlying Supplement

Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58